Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
January 23, 2025
Cass Information Systems Reports Fourth Quarter 2024 Results
Fourth Quarter Results
(All comparisons refer to the fourth quarter of 2023, except as noted)

•Net income of $4.6 million, or $0.33 per diluted common share.
•Successfully terminated defined benefit pension plan resulting in one-time expense of $3.5 million.
•Increase in net interest margin to 3.55% from 3.30%.
•Increase in facility expense transaction volumes of 20.3%.
•Completed acquisition of AcuAudit from Acuitive Solutions LLC.
•Maintained exceptional credit quality, with no non-performing loans or charge-offs.
•Repurchased 79,713 shares of Company stock at weighted average price of $44.02.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported fourth quarter 2024 earnings of $0.33 per diluted share, as compared to $0.61 in the fourth quarter of 2023 and $0.21 in the third quarter of 2024. Net income for the period was $4.6 million, a decrease of 45.4% from $8.4 million in the same period in 2023 and an increase of $2.9 million, or 56.4%, as compared to the third quarter of 2024. For the year ended December 31, 2024, the Company reported net income and earnings per diluted share of $19.2 million and $1.39, respectively, as compared to $30.1 million and $2.18, respectively, for the year ended December 31, 2023.

Martin Resch, the Company’s President and Chief Executive Officer, noted, “We closed 2024 operationally on a strong note and have significant momentum for enhanced profitability as we enter 2025. We expect our net interest margin to continue to increase given the current interest rate environment. We see average earning assets returning to the level we had prior to the cyber event at our CassPay client, which resulted in a $100 million balance decrease early in 2024. We have leveraged our new AI enabled technology platforms to gain operating efficiencies in our payments business, and will continue to do so throughout 2025, resulting in lower headcount even as our transaction volumes continue to increase. The launch of Amplify, our partnership with Lupeon and our acquisition of AcuAudit provides us with a unique opportunity to market a best-in-class transportation payments solution, covering all geographies and transportation modes. The termination of the defined benefit pension plan will remove close to $1 million of annual operating costs. Finally, and most importantly, we continue to win new business reflecting our market leadership position and trust that our clients have in our ability to deliver value.”

Resch continued, “Net income during 2024 was negatively impacted by a combination of $7.8 million of bad debt expense on a funding receivable related to a facility client, a pension termination loss of $3.5 million and the cyber event at a CassPay client. These events and their related financial impact are now behind us and we have significant tailwinds as described above. These tailwinds, combined with indications that freight indices are approaching positive territory for the first time since 2022 (refer to the Cass Transportation Index Report), set up for a positive revenue and profitability environment for Cass in coming quarters.”
Fourth Quarter 2024 Highlights

Transportation Dollar Volumes – Transportation dollar volumes were $9.0 billion during the fourth quarter of 2024, a decrease of 0.6% as compared to the fourth quarter of 2023 and a decrease of 1.1% as compared to the third quarter of 2024. The decrease in dollar volumes was due to a decrease in the average dollars per transaction to $1,008 during the fourth quarter of 2024 as compared to $1,036 in the fourth quarter of 2023 and $993 in the third quarter of 2024.

Transportation dollar volumes are key to the Company’s revenue as higher volumes generally lead to an increase in payment float, which generates interest income, as well as an increase in payments in advance of funding, which generates financial fees.

Facility Expense Dollar Volumes – Facility expense dollar volumes totaled $5.3 billion during the fourth quarter of 2024, an increase of 9.1% as compared to the fourth quarter of 2023 and a decrease of 8.4% as compared to the third quarter of 2024. The increase as compared to the fourth quarter of 2023 is largely reflective of new client volume. The decrease as compared to the third quarter of 2024 is largely due to seasonality in client energy usage.

Processing Fees – Processing fees decreased $466,000, or 2.2%, over the same period in the prior year. The decrease in processing fees was largely driven by an decrease in fees in the Company’s Waste division and a decrease in ancillary fees, partially offset by increases in facility and transportation transaction volumes of 20.3% and 2.1%, respectively.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, decreased $753,000, or 6.6%. The decrease in financial fee income was primarily due to the decline in transportation dollar volumes of 0.6% in addition to changes in the manner certain vendors receive payments. The Company has had recent success signing clients for the Amplify by Cass working capital solution which is expected to begin to have a positive impact on financial fees during the second half of 2025.

Net Interest Income – Net interest income increased $730,000, or 4.3%. The increase in net interest income was attributable to an increase in the net interest margin to 3.55% in the fourth quarter of 2024 from 3.30% in the fourth quarter of 2023, partially offset by a decline in average interest-earning assets of $52.8 million, or 2.5%. The expansion in the net interest margin is largely due to an increase in the weighted-average yield on loans to 5.38% from 4.95% in the same quarter last year due to loan growth and fixed rate loans maturing and being re-priced in a higher interest rate environment.

Provision for Credit Losses - The Company recorded a provision for credit losses of $93,000 during the fourth quarter of 2024 as compared to a release of credit losses of $215,000 in the fourth quarter of 2023. The provision for credit losses for the fourth quarter of 2024 was largely driven by an increase in total loans of $3.6 million, or 0.3%, as compared to September 30, 2024 as well as an increase in unfunded commitments on new faith-based construction loans.

Personnel Expenses - Personnel expenses increased $3.5 million, or 11.7%. Salaries and commissions increased $410,000, or 1.7%, as compared to the fourth quarter of 2023 primarily as a result of merit increases. The Company has reduced its FTE count to 1,147 at December 31, 2024 as compared to 1,170 at September 30, 2024 and 1,202 at June 30, 2024. The December 31, 2024 FTE count includes 14 from AcuAudit. Salaries and commissions increased $421,000 as compared to the third quarter of 2024 due to an increase in employee profit sharing of $1.0 million, partially offset by the decline in FTEs.

Net periodic pension cost increased $3.5 million. The Company recorded a one-time non-cash expense of $3.5 million in the fourth quarter of 2024 related to the termination of its noncontributory defined-benefit pension plan. The termination of the plan is expected to reduce run rate operating expense by approximately $1.0 million on an annual basis. Excluding the impact of the one-time pension termination expense, personnel expenses were flat with the same quarter in the prior year.

Non-Personnel Expenses - Non-personnel expenses increased $765,000, or 7.1%. Equipment expense increased $378,000 due to an increase in depreciation expense on software related to recently completed technology initiatives.

Loans - When compared to December 31, 2023, ending loans increased $67.7 million, or 6.7%.

Payments in Advance of Funding – Average payments in advance of funding decreased $8.4 million, or 4.0%, primarily due to a 0.6% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers, as well as the continued consolidation of freight carriers.

Goodwill and Other Intangible Assets - When compared to September 30, 2024, goodwill and other intangible assets increased $6.3 million. In December 2024, the Company acquired AcuAudit, a premier freight audit platform for ocean and international air freight, from Acuitive Solutions LLC. The Asset Purchase Agreement reflects a base purchase price of $3.0 million and an earnout based on annualized recurring revenue at the end of 24 months. Current annualized recurring revenue is approximately $2.5 million. The Company expects the impact of the acquisition to be EBITDA neutral in 2025 and a minimal negative impact to diluted earnings per share driven by intangible amortization.

Deposits – Average deposits decreased $19.0 million, or 1.8%, when compared to the fourth quarter of 2023. The Company has experienced a migration of client funds from non-interest bearing to interest-bearing driven by the higher interest rate environment prior to the recent 100 basis point cumulative decline in the Federal Funds rate from September 2024 to December 2024.

Accounts and Drafts Payable - Average accounts and drafts payable decreased $54.5 million, or 4.9%. The decrease in these balances, which are non-interest bearing, are primarily reflective of a cyber event at a CassPay client during the first quarter of 2024, which decreased average balances by approximately $100.0 million, and a decrease in transportation dollar volumes of 0.6%, partially offset by an increase in facility dollar volumes of 9.1%. Accounts and drafts payable are a significant source of funding generated by payment float from transportation and facility clients.

Shareholders’ Equity - Total shareholders’ equity has decreased $779,000 since December 31, 2023 primarily as a result of dividends of $16.5 million and the repurchase of Company stock of $7.2 million, partially offset by net income of $19.2 million.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.4 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended December 31, 2024	Quarter Ended September 30, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Processing fees	$20,262	$20,053	$20,728	$82,671	$79,566
Financial fees	10,714	11,177	11,467	43,297	45,985
Total fee revenue	$30,976	$31,230	$32,195	$125,968	$125,551

Interest and fees on loans	14,428	14,567	12,796	55,362	50,825
Interest and dividends on securities	4,104	4,007	4,352	16,931	18,215
Interest on federal funds sold and other short-term investments	3,844	4,200	4,573	15,752	13,720
Total interest income	$22,376	$22,774	$21,721	$88,045	$82,760
Interest expense	4,612	5,156	4,687	20,258	16,266
Net interest income	$17,764	$17,618	$17,034	$67,787	$66,494
(Provision for) release of credit losses	(93)	140	215	(447)	550
Loss on sale of investment securities	(33)	—	(13)	(46)	(173)
Other	1,757	1,562	1,305	5,927	5,089
Total revenues	$50,371	$50,550	$50,736	$199,189	$197,511

Salaries and commissions	24,271	23,850	23,861	96,356	93,474
Share-based compensation	570	898	342	3,168	4,139
Net periodic pension cost	3,588	195	476	4,172	878
Other benefits	4,632	4,924	4,921	19,695	20,203
Total personnel expenses	$33,061	$29,867	$29,600	$123,391	$118,694
Occupancy	868	890	890	3,446	3,560
Equipment	2,328	2,107	1,950	8,305	7,138
Bad debt expense	—	6,559	—	7,847	—
Other	8,350	7,475	7,941	31,981	30,763
Total operating expenses	$44,607	$46,898	$40,381	$174,970	$160,155
Income from operations before income taxes	$5,764	$3,652	$10,355	$24,219	$37,356
Income tax expense	1,170	714	1,945	5,051	7,297
Net income	$4,594	$2,938	$8,410	$19,168	$30,059
Basic earnings per share	$.34	$.22	$.62	$1.42	$2.22
Diluted earnings per share	$.33	$.21	$.61	$1.39	$2.18

Share data:
Weighted-average common shares outstanding	13,436	13,504	13,467	13,502	13,530
Weighted-average common shares outstanding assuming dilution	13,718	13,786	13,755	13,778	13,816

Consolidated Balance Sheets

($ in thousands)

	(unaudited ) December 31, 2024	(unaudited ) September 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$349,728	$230,556	$372,468
Securities available-for-sale, at fair value	528,021	550,756	627,117
Loans	1,081,989	1,078,387	1,014,318
Less: Allowance for credit losses	(13,395)	(13,447)	(13,089)
Loans, net	$1,068,594	$1,064,940	$1,001,229
Payments in advance of funding	208,530	207,202	198,861
Premises and equipment, net	34,174	34,295	30,093
Investments in bank-owned life insurance	50,325	49,885	49,159
Goodwill and other intangible assets	26,359	20,098	20,654
Accounts and drafts receivable from customers	66,281	30,892	110,651
Other assets	63,069	72,136	68,390
Total assets	$2,395,081	$2,260,760	$2,478,622

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$251,230	$392,573	$524,359
Interest-bearing	716,686	654,750	616,455
Total deposits	$967,916	$1,047,323	$1,140,814
Accounts and drafts payable	1,149,276	936,463	1,071,369
Other liabilities	48,859	39,327	36,630
Total liabilities	$2,166,051	$2,023,113	$2,248,813

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	205,593	205,026	208,007
Retained earnings	148,487	148,092	145,782
Common shares in treasury, at cost	(87,615)	(84,139)	(84,264)
Accumulated other comprehensive loss	(45,188)	(39,085)	(47,469)
Total shareholders’ equity	$229,030	$237,647	$229,809
Total liabilities and shareholders’ equity	$2,395,081	$2,260,760	$2,478,622

Average Balances (unaudited)

($ in thousands)

	Quarter Ended December 31, 2024	Quarter Ended September 30, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Average interest-earning assets	$2,022,794	$2,001,740	$2,075,641	$2,011,554	$2,076,950
Average loans	1,065,944	1,072,824	1,025,259	1,048,732	1,055,668
Average securities available-for-sale	555,674	535,423	615,666	578,817	665,146
Average short-term investments	348,632	338,464	356,887	326,233	287,243
Average payments in advance of funding	200,963	202,976	209,364	202,860	234,865
Average assets	2,366,992	2,340,870	2,414,665	2,349,397	2,419,608
Average non-interest bearing deposits	399,778	404,364	464,924	414,711	512,608
Average interest-bearing deposits	638,180	630,204	592,055	634,581	571,067
Average interest-bearing liabilities	638,191	630,215	592,066	634,592	573,308
Average accounts and drafts payable	1,055,928	1,033,070	1,110,415	1,030,520	1,081,245
Average shareholders’ equity	$231,993	$231,785	$207,834	$228,944	$211,069

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended December 31, 2024	Quarter Ended September 30, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Return on average equity	7.88%	5.04%	16.06%	8.37%	14.24%
Return on average assets	0.77%	0.50%	1.38%	0.82%	1.24%
Net interest margin (1)	3.55%	3.55%	3.30%	3.42%	3.25%
Average interest-earning assets yield (1)	4.46%	4.57%	4.20%	4.43%	4.04%
Average loan yield	5.38%	5.40%	4.95%	5.28%	4.81%
Average investment securities yield (1)	2.87%	2.86%	2.63%	2.82%	2.63%
Average short-term investment yield	4.39%	4.94%	5.08%	4.83%	4.78%
Average cost of total deposits	1.77%	1.98%	1.76%	1.93%	1.50%
Average cost of interest-bearing deposits	2.88%	3.25%	3.14%	3.19%	2.85%
Average cost of interest-bearing liabilities	2.87%	3.25%	3.14%	3.19%	2.84%
Allowance for credit losses to loans	1.24%	1.25%	1.29%	1.24%	1.29%
Non-performing loans to total loans	—%	—%	—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%
Common equity tier 1 ratio	13.84%	14.54%	14.73%	13.84%	14.73%
Total risk-based capital ratio	14.61%	15.31%	15.49%	14.61%	15.49%
Leverage ratio	10.57%	11.05%	10.71%	10.57%	10.71%

Transportation invoice volume	8,919	9,160	8,733	35,729	35,949
Transportation dollar volume	$8,994,440	$9,097,739	$9,044,772	$36,113,169	$38,288,478
Facility expense transaction volume	4,218	4,316	3,505	17,135	13,857
Facility expense dollar volume	$5,291,143	$5,778,291	$4,848,064	$21,438,282	$19,836,821
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.